Exhibit 3.1

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FULCRUM BIOENERGY, INC.

The undersigned, being the President and Secretary of Fulcrum BioEnergy, Inc., a corporation organized and existing under the laws of the State of Delaware, do hereby certify as follows:

1. The name of this Corporation (hereinafter called this “Corporation”) is “Fulcrum BioEnergy, Inc.”

2. The original Certificate of Incorporation of this Corporation was filed with the Secretary of State of Delaware on July 19, 2007.

3. The Second Amended and Restated Certificate of Incorporation of this Corporation was filed with the Secretary of State of Delaware on August 24, 2007.

4. The Third Amended and Restated Certificate of Incorporation of this Corporation was filed with the Secretary of State of Delaware on July 13, 2010.

5. The Fourth Amended and Restated Certificate of Incorporation of this Corporation was filed with the Secretary of State of Delaware on August 20, 2010.

6. This Fifth Amended and Restated Certificate of Incorporation has been duly adopted by resolutions adopted and declared advisable by the Board of Directors of this Corporation, duly adopted by the stockholders of this Corporation, and duly acknowledged by the officers of this Corporation in accordance with the provisions of Sections 103, 228, 242 and 245 of the General Corporation Law of the State of Delaware and restates and further amends the provisions of this Corporation’s Fourth Amended and Restated Certificate of Incorporation, and upon filing with the Delaware Secretary of State in accordance with Section 103, shall thenceforth supersede the Fourth Amended and Restated Certificate of Incorporation, and shall, as it may thereafter be amended in accordance with the terms and applicable law, be the Fifth Amended and Restated Certificate of Incorporation of this Corporation.

7. The text of the Fourth Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of this Corporation is “Fulcrum BioEnergy, Inc.”

ARTICLE II

The address of the registered office of this Corporation in the State of Delaware is 615 South DuPont Highway, Dover, Delaware 19901, County of Kent. The name of this Corporation’s registered agent at said address is National Corporate Research, Ltd.

ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

A. Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that this Corporation is authorized to issue is One Hundred Forty-Nine Million One Hundred Forty-Six Thousand Nine Hundred (149,146,900) shares, Seventy-Six Million (76,000,000) shares of which shall be Common Stock (the “Common Stock”) and Seventy-Three Million One Hundred Forty-Six Thousand Nine Hundred (73,146,900) shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of one-tenth of one cent ($0.001) per share and the Common Stock shall have a par value of one-tenth of one cent ($0.001) per share.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of this Corporation:

B. Common Stock.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law of the State of Delaware. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Fifth Amended and Restated Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of this Corporation representing a majority of the votes represented by all outstanding shares of capital stock of this Corporation entitled to vote, notwithstanding the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

C. Preferred Stock. The Preferred Stock shall be divided into series. The first series shall consist of Six Million Seven Hundred Forty-One Thousand Five Hundred Seventy-Three (6,741,573) shares and is designated “Series A Preferred Stock” (the “Series A Preferred Stock”). The second series shall consist of Twenty-Seven Million Four Hundred Fifty Thousand Seven Hundred Sixty-Two (27,450,762) shares and is designated “Series B Preferred Stock” (the

“Series B Preferred Stock”) of which (i) Fourteen Million (14,000,000) shares shall be designated “Series B-1 Preferred Stock” (the “Series B-1 Preferred Stock”) and (ii) Thirteen Million Four Hundred Fifty Thousand Seven Hundred Sixty-Two (13,450,762) shares shall be designated “Series B-2 Preferred Stock” (the “Series B-2 Preferred Stock”). The third series shall consist of Thirty-Eight Million Nine Hundred Fifty-Four Thousand Five Hundred Sixty-Five (38,954,565) shares and is designated “Series C Preferred Stock” (the “Series C Preferred Stock”) of which (i) Twenty-Nine Million Two Hundred Sixteen Thousand Seven Hundred Thirty-Eight (29,216,738) shares shall be designated “Series C-1 Preferred Stock” (the “Series C-1 Preferred Stock”) and (ii) Nine Million Seven Hundred Thirty-Seven Thousand Eight Hundred Twenty-Seven (9,737,827) shares shall be designated “Series C-2 Preferred Stock” (the “Series C-2 Preferred Stock”). Unless otherwise indicated, references to “Sections” or “Subsections” in this Part C of this Article IV refer to sections and subsections of Part C of this Article IV.

1. Dividend Rights.

(a) Preferential Dividends. The holders of the Series A Preferred Stock, Series B Preferred Stock and Series C-1 Preferred Stock, in preference to the holders of the Common Stock, shall be entitled to receive cash dividends at the rate of eight percent (8%) of the Original Series A Issuance Price (as defined below), the Original Series B-1 Issuance Price (as defined below), the Original Series B-2 Issuance Price (as defined below) or the Original Series C-1 Issuance Price, respectively, per annum on each outstanding share of Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series C-1 Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations or similar events with respect to such shares) payable out of funds legally available therefor. The original issuance price of the Series A Preferred Stock shall be $0.14833333 per share (the “Original Series A Issuance Price”), the original issuance price of the Series B-1 Preferred Stock shall be $1.00 per share (the “Original Series B-1 Issuance Price”), the original issuance price of the Series B-2 Preferred Stock shall be $2.00 per share (the “Original Series B-2 Issuance Price,” and with the Original Series B-1 Issuance Price, the “Original Series B Issuance Price”) and the original issuance price of the Series C-1 Preferred Stock shall be $2.67 per share (the “Original Series C-1 Issuance Price”). Such dividends shall be payable only when, as and if declared by the Board of Directors. The holders of the Series C-1 Preferred Stock shall be paid all declared dividends prior and in preference to all dividends, distributions or payments (other than payments under Section 2(a) below) to the holders of any other capital stock of the Corporation. Dividends shall be declared on each outstanding share of Preferred Stock at the same time and subject to the prior sentence, paid on each outstanding share of Preferred Stock at the same time.

(b) Common Stock and Additional Dividends. So long as any shares of Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be declared, set aside or paid, nor shall any other distribution be made, on any Common Stock nor shall any shares of any Common Stock of this Corporation be purchased, redeemed, or otherwise acquired for value by this Corporation (except for acquisitions of Common Stock by this Corporation pursuant to agreements which permit this Corporation to repurchase such shares upon termination of services to this Corporation or in exercise of this Corporation’s right of first refusal upon a proposed transfer) until all dividends (set forth in Section 1(a) above) on the Preferred Stock shall have been declared, set apart and paid to the holders of the Preferred Stock.

In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Preferred Stock in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 1(b) shall not, however, apply to a dividend payable in Common Stock.

2. Liquidation Preference.

(a) Primary Distribution. In the event of any liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary, (a “Liquidation Event”) the holders of Series C-2 Preferred Stock shall be entitled to be paid out of the assets of this Corporation, prior and in preference to any distribution or payment of any of the assets or surplus funds of this Corporation to the holders of any other Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share of Series C-2 Preferred Stock equal to $2.67 (as adjusted for any stock dividends, combinations, splits, recapitalizations or similar events with respect to such shares), plus all declared but unpaid dividends with respect to any shares of Series C-1 Preferred Stock then held by such holder of Series C-2 Preferred Stock (provided that in no event will such declared dividends be paid more than once) (the “Series C-2 Liquidation Preference”). If upon the occurrence of a Liquidation Event, the assets and funds of this Corporation shall be insufficient to make payment in full to all holders of Series C-2 Preferred Stock of the Series C-2 Liquidation Preference, then such assets and funds shall be distributed among the holders of Series C-2 Preferred Stock at the time outstanding, ratably in proportion to the full preference amounts to which they would otherwise be respectively entitled to receive.

(b) Secondary Distribution. Upon the completion of the distribution required by Section 2(a) above, if assets remain in the Corporation, the holders of each series of Preferred Stock (other than the holders of Series C-2 Preferred Stock) shall be entitled to be paid out of the assets of this Corporation, prior and in preference to any distribution or payment of any of the assets or surplus funds of this Corporation to the holders of any Common Stock by reason of their ownership thereof, an amount per share of Series A Preferred Stock, Series B Preferred Stock and Series C-1 Preferred Stock equal to the Original Series A Issuance Price, the applicable Original Series B Issuance Price, or the Original Series C-1 Issuance Price (as adjusted for any stock dividends, combinations, splits, recapitalizations or similar events with respect to such shares), respectively, plus all declared but unpaid dividends on such share for each share of Series A Preferred Stock, Series B Preferred Stock and Series C-1 Preferred Stock held by them. The Series A Preferred Stock, Series B Preferred Stock and Series C-1 Preferred Stock shall rank on a parity as to the receipt of the respective preferential amounts for each such series upon the occurrence of a Liquidation Event. If upon the occurrence of a Liquidation Event, the assets and funds of this Corporation shall be insufficient to make payment in full to all holders of Series A Preferred Stock, Series B Preferred Stock and Series C-1 Preferred Stock of the liquidation preference set forth in this Section 2(b), then such assets and funds shall be distributed among the holders of Series A Preferred Stock, Series B Preferred Stock and Series C-1 Preferred Stock at the time outstanding, ratably in proportion to the full preference amounts to which they would otherwise be respectively entitled to receive.

(c) Remaining Assets. Upon the completion of the distribution required by Section 2(a) and (b) above, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation.

(d) Deemed Conversion. Notwithstanding the above, for purposes of determining the amount each holder of shares of Series A Preferred Stock, the Series B Preferred Stock and Series C-1 Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock (except Series C-2 Preferred Stock) shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock (except Series C-2 Preferred Stock) into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock (except Series C-2 Preferred Stock) into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock (except Series C-2 Preferred Stock) that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(e) Change of Control. For purposes of this Section 2, any Change of Control (as defined below) shall be deemed a Liquidation Event and shall entitle the holders of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, and Common Stock to receive, for each share of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, and Common Stock, as the case may be, then held, at the closing of such Change of Control in cash, securities or other property (valued as provided in Section 2(f) below) amounts as specified in Sections 2(a) (b), (c) and (d) above. For purposes of this Article IV, “Change of Control” shall mean:

(i) any consolidation or merger of this Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of this Corporation immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization;

(ii) any transaction or series of related transactions to which this Corporation is a party in which in excess of fifty percent (50%) of this Corporation’s voting power, is transferred; provided that a “Change of Control” shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by this Corporation or any successor or indebtedness of this Corporation is cancelled or converted or a combination thereof; or

(iii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by this Corporation of all or substantially all of the assets of this Corporation.

(f) Value of Non-Cash Consideration. In any of such events, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors.

3. Voting Rights; Directors.

(a) General Rights. Except as otherwise provided herein or as required by law, each holder of shares of Series A Preferred Stock, the Series B Preferred Stock and Series C-1 Preferred Stock (collectively, the “Voting Preferred Stock”) shall have the right to one (1) vote for each share of Common Stock into which such share of Voting Preferred Stock could be converted on the record date fixed for a vote at a stockholders’ meeting or the effective date of a written consent. In all cases any fractional share, determined on an aggregate conversion basis, shall be rounded to the nearest whole share. With respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of the Common Stock (except as otherwise provided herein or as required by law) and shall vote together with the holders of Common Stock and not as a separate class, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation. Except as required by law, the Series C-2 Preferred Stock shall not be entitled to vote.

(b) Election of Directors.

(i) For so long as any shares of Series A Preferred Stock remain outstanding, the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect two (2) members of this Corporation’s Board of Directors at each meeting or pursuant to each consent of this Corporation’s stockholders for the election of directors;

(ii) for so long as any shares of Series B Preferred Stock remain outstanding, the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect two (2) members of this Corporation’s Board of Directors at each meeting or pursuant to each consent of this Corporation’s stockholders for the election of directors;

(iii) following the initial New Investors Drawdown Funding Date (as defined in the Purchase Agreement (as defined below)), for so long as any shares of Series C-1 Preferred Stock remain outstanding, the holders of Series C-1 Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of this Corporation’s Board of Directors at each meeting or pursuant to each consent of this Corporation’s stockholders for the election of directors; provided, however, that in the event the conditions set forth in Section 1.2(e) of the Third Amended and Restated Voting Agreement by and among the Corporation and certain holders of Preferred Stock (the “Voting Agreement”) are met, the holders of Series C-1 Preferred Stock, voting as a separate class, shall be entitled to elect an additional one (1) member to this Corporation’s Board of Directors at each meeting or pursuant to each consent of this Corporation’s stockholders for the election of directors; and

(iv) the holders of Common Stock and Voting Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect all remaining members of the Board of Directors at each meeting or pursuant to each consent of this Corporation’s stockholders for the election of directors.

In the case of any vacancy in the office of a director occurring among the directors elected by the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock or Common Stock and Voting Preferred Stock, voting together as a single class on an as-converted basis, pursuant to Section 3(b) hereof, the remaining director or directors so elected by the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock or Common Stock and Voting Preferred Stock, voting together as a single class on an as-converted basis, as the case may be, may, by affirmative vote of a majority thereof (or the remaining director so elected if there is but one, or if there is no such director remaining, by the affirmative vote of the holders of a majority of the outstanding shares of that class) elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock or Common Stock and Voting Preferred Stock, voting together as a single class on an as-converted basis, or any director so elected as provided in the preceding sentence hereof, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the Series A Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock or Common Stock and Voting Preferred Stock, voting together as a single class on an as-converted basis, as the case may be.

(c) Separate Vote of Preferred Stock. Subject to Section 3(d) below, so long as any shares of Voting Preferred Stock remain outstanding, in addition to any other vote or consent required herein or by law, this Corporation shall not, without the vote or written consent of the holders of a majority of the outstanding Voting Preferred Stock, voting together as a single class on an as-converted basis:

(i) amend, alter or repeal any provision of this Corporation’s Fifth Amended and Restated Certificate of Incorporation or Bylaws;

(ii) increase or decrease the authorized number of shares of any series of Preferred Stock or Common Stock;

(iii) authorize or designate, whether by reclassification or otherwise, any new class or series of stock or any other securities convertible into equity securities of this Corporation ranking on a parity with or having any preference over any series of the Preferred Stock;

(iv) liquidate, dissolve or wind-up the business and affairs of this Corporation, enter into any transaction or agreement constituting or contemplating a Change of Control, or consent to any of the foregoing;

(v) redeem, purchase or otherwise acquire any of, declare or pay any dividend on, or make any distribution on any shares of Common Stock, other than (A) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (B) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for this Corporation in connection with the cessation of such employment or service at greater than the then-current fair market value thereof and (C) acquisitions of Common Stock by this Corporation pursuant to agreements which permit this Corporation to repurchase such shares in exercise of this Corporation’s right of first refusal upon a proposed transfer;

(vi) increase or decrease the number of members of the Board of Directors, except as set forth in Section 1.2(e) of the Voting Agreement;

(vii) enter into any transaction or business arrangement that would pledge or create a security interest in any of the assets of this Corporation;

(viii) authorize or issue, or obligate itself to issue, any other equity security (including without limitation any security convertible into or exercisable for any equity security) senior to or on a parity with the Preferred Stock as to voting, dividends, conversion or redemption rights or liquidation preferences;

(ix) incur indebtedness in excess of $500,000 other than indebtedness approved in the Corporation’s annual budget (herein “Annual Budget” refers to all corporate and project level expenditures the Corporation has budgeted to spend for each year beginning January 1, 2011, and which shall be revised at the beginning of each calendar year unless otherwise approved by the Board of Directors);

(x) change the principal business of the Corporation;

(xi) execute any contract with a supplier, customer or partner that imposes material restrictions or limitations on the conduct of the Corporation’s business, including without limitation exclusivity provisions and non-compete provisions;

(xii) close any transaction which commits the Corporation or its subsidiaries to make any expenditure or series of expenditures in excess of $500,000 that is not in the Corporation’s approved Annual Budget;

(xiii) close any transaction which commits the Corporation or its subsidiaries to sell any assets, development projects, operating facilities or lines of business for purchase consideration in excess of $500,000 that is not in the Corporation’s approved Annual Budget; or

(xiv) enter into or close any transaction with a value of $250,000 or greater with any entity that is an affiliate of a stockholder of the Corporation, except those transactions contemplated by the Transaction Documents (as defined in the Amended and Restated Series C Preferred Stock Purchase Agreement dated as of September 6, 2011 by and among the Corporation and the investors listed on the exhibits thereto (the “Purchase Agreement”)).

4. Conversion Rights. The holders of each series of Voting Preferred Stock, shall have the following rights with respect to the conversion of the such series of Preferred Stock into shares of Common Stock (the “Conversion Rights”):

(a) Right to Convert. Subject to and in compliance with the provisions of this Section 4, each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issuance Price by the Series A Conversion Price, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series A Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issuance Price (in any such case, the “Series A Conversion Price”). Subject to and in compliance with the provisions of this Section 4, each share of Series B-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series B-1 Issuance Price by the Series B-1 Conversion Price, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series B-1 Conversion Price per share for shares of Series B-1 Preferred Stock shall be the Original Series B-1 Issuance Price (in any such case, the “Series B-1 Conversion Price”). Subject to and in compliance with the provisions of this Section 4, each share of Series B-2 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series B-2 Issuance Price by the Series B-2 Conversion Price, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series B-2 Conversion Price per share for shares of Series B-2 Preferred Stock shall be the Original Series B-2 Issuance Price (in any such case, the “Series B-2 Conversion Price”). Subject to and in compliance with the provisions of this Section 4, each share of Series C-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series C-1 Issuance Price by the Series C-1 Conversion Price, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series C-1 Conversion Price per share for shares of Series C-1 Preferred Stock shall be the Original Series C-1 Issuance Price (in any such case, the “Series C-1 Conversion Price”).

(b) Automatic Conversion. Each share of Voting Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Series A Conversion Price, Series B-1 Conversion Price, Series B-2 Conversion Price or Series C-1 Conversion Price, as applicable, upon the earlier of (i) the date specified by vote or written consent or agreement of holders of at least a majority of the Voting Preferred Stock then outstanding, voting together as a single class on an as-converted basis, or (ii) immediately prior to but contingent upon the closing of this Corporation’s sale of its Common Stock in a firmly underwritten initial public offering by a nationally-recognized underwriter pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), other than a registration statement on Form S-8 or a Rule 145 transaction promulgated under the Securities Act, where the gross proceeds (prior to underwriter commissions and offering expenses) to the Corporation are not less than One Hundred Million Dollars ($100,000,000) (a “Qualified IPO”).

(c) Mechanics of Conversion.

(i) Before any holder of Voting Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for such stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Voting Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Voting Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(ii) If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion, unless otherwise designated by the holder, will be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Voting Preferred Stock until immediately prior to the closing of such sale of securities.

(iii) Upon the occurrence of either of the events specified in Section 4(b) above, the holders of Voting Preferred Stock shall surrender the certificates representing such shares at the office of this Corporation or any transfer agent for the Voting Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Voting Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred. Upon such automatic conversion, the outstanding shares of Voting Preferred Stock shall be converted automatically into shares of Common Stock without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to this Corporation or its transfer agent; provided, however, that this Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Voting Preferred Stock are either delivered to this Corporation or its transfer agent as provided below, or the holder notifies this Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to this Corporation to indemnify this Corporation from any loss incurred by it in connection with such certificates.

(d) Conversion Price Adjustments of Voting Preferred Stock for Certain Splits and Combinations. In the event this Corporation shall at any time or from time to time after the effective date of this Fifth Amended and Restated Certificate of Incorporation (the “Amendment Date”) subdivide or effect a stock split of the outstanding shares of Common Stock or make a distribution of Common Stock on its outstanding Common Stock, the Conversion

Price for any series of Voting Preferred Stock in effect immediately prior to such subdivision, stock split or such distribution shall be proportionately decreased and, in case this Corporation shall at any time combine the outstanding shares of, or effect a reverse stock split on its Common Stock, the Conversion Price any series of Voting Preferred Stock in effect immediately prior to such combination or reverse stock split shall be proportionately increased, effective at the close of business on the date of such subdivision, stock split, dividend, combination or reverse stock split, as the case may be.

(e) Adjustments for Other Distributions. In the event this Corporation shall after the Amendment Date declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d), then, in each such case for the purpose of this Section 4(e), the holders of Voting Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of Voting Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

(f) Adjustment for Merger or Reorganization, Etc. Subject to the provisions of Section 2 above, if at any time or from time to time after the Amendment Date there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving this Corporation in which the Common Stock (but not the Voting Preferred Stock) is converted into or exchanged for shares of stock or other securities or property of this Corporation or otherwise (other than a transaction covered by Section 4(d) or 4(e) above), provision shall be made so that each holder of Voting Preferred Stock shall thereafter be entitled to receive upon conversion of the shares of Voting Preferred Stock held by such holder the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of the number of shares of Common Stock into which the shares of Voting Preferred Stock held by such holder are convertible immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled upon such event. In any such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Voting Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price for any series of Voting Preferred Stock then in effect and the number of shares issuable upon conversion of such Voting Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(g) Adjustments to Conversion Price for Dilutive Issuances.

(i) Special Definitions. For purposes of this Section 4(g), the following definitions shall apply:

(A) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4(g)(iii), deemed to be issued) by this Corporation after the Original Issuance Date (as defined below), other than shares of Common Stock issued, issuable or, pursuant to Section 4(g)(iii) herein, deemed to be issued:

(1) upon conversion of the Voting Preferred Stock;

(2) in connection with any transaction for which an appropriate adjustment of the applicable Conversion Price is made pursuant to Section 4(d), Section 4(e) or Section 4(f) hereof;

(3) to employees, officers, directors, advisors, consultants, and independent contractors up to an aggregate of Nine Million (9,000,000) shares (as adjusted for any stock dividends, combinations, splits, recapitalizations or similar events with respect to such shares) pursuant to any Options (as defined below), stock purchase plans or other incentive agreements on terms approved by this Corporation’s Board of Directors;

(4) as a dividend or distribution on the Preferred Stock, pro rata on an as-converted basis;

(5) if the holders of at least a majority of the Voting Preferred Stock then outstanding, voting as a single class on an as-converted basis, agree in writing that such shares shall not constitute Additional Shares of Common Stock;

(6) in connection with a Qualified IPO;

(7) in connection with the acquisition by the Corporation of another company or business approved by this Corporation’s Board of Directors;

(8) to financial institutions, equipment lessors, brokers or similar persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions, or similar transactions approved by this Corporation’s Board of Directors;

(9) to an entity as a component of any business relationship with such entity primarily for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Corporation’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by this Corporation’s Board of Directors;

(10) for fair value in connection with a Change of Control; or

(11) upon the issuance or conversion of the Securities (as defined in the Purchase Agreement).

(B) “Convertible Securities” shall mean any evidences of indebtedness, preferred stock or other securities convertible into or exchangeable for Common Stock or other shares of capital stock of the Corporation.

(C) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(D) “Original Issuance Date” shall mean the date on which a share of Series C-1 Preferred Stock was first issued.

(ii) No Adjustment of Conversion Price. No adjustment in the applicable Conversion Price shall be made in respect of the issuance or deemed issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 4(g)(v) hereof) for an Additional Share of Common issued or deemed to be issued by this Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to such issuance.

(iii) Deemed Issuance of Additional Shares of Common Stock. In the event that this Corporation at any time or from time to time after the Original Issuance Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issuance or deemed issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) no further adjustment in the applicable Conversion Price shall be made upon the subsequent issuance of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities, in each case, pursuant to their respective terms;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to this Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration or cancellation, be recomputed as if:

(1) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of

Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by this Corporation for the issuance of all such Options, whether or not exercised, plus the consideration actually received by this Corporation upon such exercise, or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by this Corporation upon such conversion or exchange, and

(2) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issuance of such Options, and the consideration received by this Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by this Corporation for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by this Corporation upon the issuance of the Convertible Securities with respect to which such Options were actually exercised; and

(3) no readjustment pursuant to clauses (B) or (C) above shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price on the original adjustment date, or (ii) the applicable Conversion Price that would have resulted from other issuances of Additional Shares of Common Stock between the Original Issuance Date and such readjustment date;

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event that this Corporation, at any time after the Original Issuance Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(g)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price with respect to any series of Voting Preferred Stock in effect on the date of and immediately prior to such issuance, then and in such event, the Conversion Price for such series of Voting Preferred Stock shall be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction obtained by dividing: (x) the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issuance plus (B) the number of shares of Common Stock which the aggregate consideration received by this Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price in effect immediately prior to such issuance, by (y) the sum of (C) number of shares of Common Stock outstanding immediately prior to such issuance plus (D) the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issuance shall be calculated on a fully diluted basis, as if all shares of Voting Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, Options or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Voting Preferred Stock, Convertible Securities, or outstanding Options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the respective Conversion Prices (or other conversion ratios) resulting from the issuance of the Additional Shares of Common Stock causing the adjustment in question. For the purposes of adjusting the Conversion Price of a series of Voting Preferred Stock, the grant, issue or sale of Additional Shares of Common Stock consisting of the same class of security and warrants to purchase such security issued or issuable at the same price at two or more closings held within a six-month period shall be aggregated and shall be treated as one sale of Additional Shares of Common Stock occurring on the earliest date on which such securities were granted, issued or sold.

(v) Determination of Consideration. For purposes of this Section 4(g), the consideration received by this Corporation for the issuance of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash actually received by this Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issuance, as determined in good faith by the Board of Directors; and

(3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of this Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

(B) Options and Convertible Securities. The consideration per share received by this Corporation for Additional Shares of Common Stock issued or deemed to have been issued pursuant to Section 4(g)(iii)(C)(1), relating to Options and Convertible Securities, shall be determined by dividing:

(x) the total amount, if any, actually received or receivable by this Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration payable to this Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y) the maximum number of shares of Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, as determined in Section 4(g)(iii) hereof.

(h) No Impairment. This Corporation will not, by amendment of its Certificate of Incorporation or through any Change of Control, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Voting Preferred Stock against impairment.

(i) No Fractional Shares and Certificate as to Adjustment.

(i) No fractional shares shall be issued upon the conversion of any share or shares of Voting Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Voting Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Voting Preferred Stock pursuant to this Section 4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Voting Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the reasonable written request at any time of any holder of Voting Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for each series of Voting Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Voting Preferred Stock.

(j) Notices of Record Date. In the event of any taking by this Corporation of a record date for determining the holders of any class of securities who are entitled to receive (A) any dividend (other than a cash dividend) or other distribution, (B) any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or (C) any other right, this Corporation shall mail to each holder of Voting Preferred Stock, at least ten (10) days prior to the record date specified therein, a notice specifying the record date to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(k) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the then outstanding shares of Voting Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Voting Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Voting Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite

Board of Directors and stockholder approval of any necessary amendment to its certificate of incorporation.

(l) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Voting Preferred Stock shall be deemed given five days after deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

5. Redemption.

(a) At any time after the date that is five (5) years after the Original Issuance Date, at the individual option of each holder of shares of Series A Preferred Stock elected by written notice to this Corporation (a “Series A Redemption Request”), this Corporation shall redeem, on a date not less than sixty (60) days nor more than ninety (90) days following the date of the Series A Redemption Request (the date of such required redemption being the “Series A Redemption Date”), the number of shares of Series A Preferred Stock held by such holder that is specified in the Series A Redemption Request out of funds lawfully available therefor at a price equal to the Series A Original Issuance Price per share (as adjusted for any stock dividends, combinations, splits, recapitalizations or similar events with respect to such shares), plus all declared but unpaid dividends thereon (the “Series A Redemption Price”).

(b) At any time after the date that is five (5) years after the Original Issuance Date, at the individual option of each holder of shares of Series B Preferred Stock elected by written notice to this Corporation (a “Series B Redemption Request”), this Corporation shall redeem, on a date not less than sixty (60) days nor more than ninety (90) days following the date of the Series B Redemption Request (the date of such required redemption being the “Series B Redemption Date”), the number of shares of Series B Preferred Stock held by such holder that is specified in the Series B Redemption Request out of funds lawfully available therefor at a price equal to the Series B Original Issuance Price per share (as adjusted for any stock dividends, combinations, splits, recapitalizations or similar events with respect to such shares), plus all declared but unpaid dividends thereon (the “Series B Redemption Price”).

(c) At any time after the date that is five (5) years after the Original Issuance Date, at the individual option of each holder of shares of Series C-1 Preferred Stock (a “Redeeming Series C-1 Holder”) elected by written notice to this Corporation (a “Series C Redemption Request”), this Corporation shall redeem, on a date not less than sixty (60) days nor more than ninety (90) days following the date of the Series C Redemption Request (the date of such required redemption being the “Series C Redemption Date”), the number of shares of Series C-1 Preferred Stock held by such holder that is specified in the Series C Redemption Request out of funds lawfully available therefor at a price equal to the Series C-1 Original Issuance Price per share (as adjusted for any stock dividends, combinations, splits, recapitalizations or similar events with respect to such shares), plus all declared but unpaid dividends thereon (the “Series C-1 Redemption Price”); provided, that in connection with the redemption of shares of Series C-1 Preferred Stock held by a Redeeming Series C-1 Holder, in the event that such Redeeming Series C-1 Holder holds a warrant to purchase shares of Series C-2 Preferred Stock (a “Series C-2 Warrant”), then concurrently with such redemption, (i) the Series C-2 Warrant held by such Redeeming Series C-1 Holder shall be automatically exercised pursuant to the terms of such Series C-2 Warrant, and (ii) all the shares of Series C-2 Preferred Stock issued upon the automatic exercise of such Series C-2 Warrant shall be automatically redeemed by the Corporation at a price equal to $2.67 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations or similar events with respect to such shares) (the “Series C-2 Redemption Price,” and together with the Series C-1 Redemption Price, the “Series C Redemption Price”).

(d) As used herein and in Sections 5(e) and 5(f) below, the term “Redemption Date” shall refer to each of the Series A Redemption Date, Series B Redemption Date and Series C Redemption Date and the term “Redemption Price” shall refer to each of the Series A Redemption Price, Series B Redemption Price and Series C Redemption Price. At least fifteen (15) but no more than thirty (30) days prior to each Redemption Date written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice, is given) of the Preferred Stock to be redeemed, at the address last shown on the records of this Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, such holder’s certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided in Section 5(d), on or after the Redemption Date, each holder of Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(e) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Preferred Stock designated for redemption in the Redemption Notice as holders of Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of this Corporation legally available for redemption of shares of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock. The shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock not redeemed shall remain outstanding and entitled to all the rights, preferences and privileges provided herein. At any time thereafter when additional funds of this Corporation are legally available for the redemption of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock such funds will immediately be used to redeem the balance of the shares which this Corporation has become obliged to redeem on any Redemption Date, but which it has not redeemed.

(f) On or prior to each Redemption Date, this Corporation shall deposit the Redemption Price of all shares of Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of One Hundred Million Dollars ($100,000,000) as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from this Corporation that such holder has surrendered his share certificate to this Corporation pursuant to Section 5(c) above. As of the Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after the Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any moneys deposited by this Corporation pursuant to this Section 5(e) for the redemption of shares thereafter converted into shares of this Corporation’s Common Stock pursuant to Section 5 hereof prior to the Redemption Date shall be returned to this Corporation forthwith upon such conversion. The balance of any moneys deposited by this Corporation pursuant to this Section 5(e) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to this Corporation upon its request expressed in a resolution of its Board of Directors.

6. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by this Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

7. Waiver. Any of the rights, powers, preferences and other terms of the Voting Preferred Stock set forth herein may be waived on behalf of all holders of Voting Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Voting Preferred Preferred Stock then outstanding, voting together as a single class on an as-converted basis.

8. Notices. Any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of this Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law of the State of Delaware, and shall be deemed sent upon such mailing or electronic transmission.

ARTICLE V

The business and affairs of this Corporation shall be managed by and under the direction of the Board of Directors.

ARTICLE VI

Elections of directors need not be by written ballot unless the Bylaws of this Corporation shall so provide.

ARTICLE VII

To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The liability of a director of this Corporation to this Corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law in the event it is determined that Delaware law does not apply. This Corporation is authorized to provide by bylaw, agreement or otherwise for indemnification of directors, officers, employees and agents for breach of duty to this Corporation and its stockholders in excess of the indemnification otherwise permitted by applicable law. Any repeal or modification of this Article VII shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.

ARTICLE VIII

This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Fifth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and by this Fifth Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation

ARTICLE IX

In addition to the other powers expressly granted by statute, the Board of Directors of this Corporation shall have the power to adopt, repeal, alter or amend the Bylaws of this Corporation.

ARTICLE X

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action or proceeding asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws, or (D) any action or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine.

ARTICLE XI

To the extent that the provisions of the California Corporations Code are deemed applicable to this Corporation, as authorized by Section 402.5(c) of the California Corporations Code, Sections 502 and 503 of the California Corporations Code shall not apply in all or in part with respect to repurchases by this Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements under which this Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment.

* * * *

The foregoing Fifth Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Section 228, Section 242 and Section 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Fulcrum BioEnergy, Inc. has caused this Fifth Amended and Restated Certificate of Incorporation to be signed by the President and the Secretary in Pleasanton, California this 7th day of September, 2011.

FULCRUM BIOENERGY, INC.

By:	/s/ E. James Macias
E. James Macias
President

ATTEST:

By:	/s/ Richard D. Barraza
Richard D. Barraza
Secretary